Exhibit 10.12
LOAN AGREEMENT
This Agreement dated as of November 30, 2009, is among Bank of America, N.A. (the “Bank”), Resources Connection, Inc. (“Borrower 1”) and Resources Connection LLC (“Borrower 2”) (Borrower 1 and Borrower 2 are sometimes referred to collectively as the “Borrowers” and individually as the “Borrower”).
1. FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS
1.1 Line of Credit Amount.
(a)	During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the “Facility No. 1 Commitment”) is Three Million and 00/100 Dollars ($3,000,000.00).

(b)	This is a revolving line of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.

(c)	The Borrowers agree not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrowers exceed this limit, the Borrowers will immediately pay the excess to the Bank upon the Bank’s demand.
1.2 Availability Period. The line of credit is available between the date of this Agreement and November 29, 2010, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).
1.3 Repayment Terms.
(a)	The Borrowers will pay interest on December 1, 2009, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrowers will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.
1.4 Interest Rate.
(a)	The interest rate is a rate per year equal to the Bank’s Prime Rate.

(b)	The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.
1.5 Optional Interest Rates. Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrowers may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rates are available:
(a)	The LIBOR Rate plus 2.25 percentage point(s).

Ref #: 1000225232 : — RESOURCES CONNECTION INC.	-1-
Standard Loan Agreement		Revised 2/2005

1.6 Letters of Credit.
(a)	During the availability period, at the request of the Borrowers, the Bank will issue:
(i)	commercial letters of credit with a maximum maturity of one hundred eighty (180) days but not to extend more than one hundred eighty (180) days beyond the Facility No. 1 Expiration Date. Each commercial letter of credit will require drafts payable at sight.

(ii)	standby letters of credit with a maximum maturity of three hundred sixty-five (365) days but not to extend more than three hundred sixty-five (365) days beyond the Facility No. 1 Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit must include a final maturity date which will not be subject to automatic extension.
(b)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Three Million and 00/100 Dollars ($3,000,000.00).

(c)	In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)	The following letters of credit are outstanding from the Bank for the account of the Borrower:

Letter of Credit Number	Amount

3077659	$16,704.63
3081554	$130,884.00
3082296	$375,001.54
3082297	$19,379.20
3094248	$85,166.11
As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.
(e)	The Borrower agrees:
(i)	Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)	The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)	To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v)	To pay any issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

(vi)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

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Standard Loan Agreement		Revised 2/2005

(vii)	To pay the Bank a non-refundable fee equal to 2.25% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in arrears, calculated on the basis of the face amount outstanding on the day the fee is calculated.
(f)	On the Facility No. 1 Expiration Date or as promptly thereafter as may be reasonably practicable, the Borrower shall, under documentation acceptable to the Bank, grant to the Bank a first-priority perfected security interest in cash, cash equivalents, or other collateral of a type and in any amount acceptable to the Bank, to secure the Borrower’s obligations in respect of any outstanding letters of credit
2. OPTIONAL INTEREST RATES
2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on December 1, 2009, and then on the same day of each month thereafter until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. At the end of each interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrower has designated another optional interest rate for the Portion.
2.2 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:
(a)	The interest period during which the LIBOR Rate will be in effect will be one month, two months, three months or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate portion will be for an amount not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

(c)	The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =	London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)
Where,
(i)	“London Inter-Bank Offered Rate” means for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)	“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.
(d)	The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Pacific time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

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Standard Loan Agreement		Revised 2/2005

(e)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:
(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)	The LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.
(f)	Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g)	The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.
3. FEES AND EXPENSES
3.1 Fees.
(a)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(b)	Late Fee. To the extent permitted by law, the Borrowers agree to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.
3.2 Expenses. The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.
3.3 Reimbursement Costs.
(a)	The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.
4. DISBURSEMENTS, PAYMENTS AND COSTS
4.1 Disbursements and Payments.
(a)	Each payment by the Borrowers will be made in U.S. Dollars and immediately available funds by debit to a deposit account as described in this Agreement or otherwise authorized by the Borrowers. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrowers’ statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)	The Bank may honor instructions for advances or repayments given by the Borrowers (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrowers, or any other individual designated by any one of authorized signers (each an “Authorized Individual”).

(c)	For any payment under this Agreement made by debit to a deposit account, the Borrowers will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately

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Standard Loan Agreement		Revised 2/2005

available funds in the deposit account on the date the Bank enters such debit authorized by this Agreement, the Bank may reverse the debit.

(d)	Each disbursement by the Bank and each payment by the Borrowers will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

(e)	Prior to the date each payment of principal and interest and any fees from the Borrowers becomes due (the “Due Date”), the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:
(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.
Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.
4.2 Requests for Credit; Equal Access by all Borrowers. If there is more than one Borrower, any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement. Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.
4.3 Telephone and Telefax Authorization.
(a)	The Bank may honor telephone or telefax instructions for advances or repayments and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the Authorized Individuals.

(b)	Advances will be deposited in and repayments will be withdrawn from account number CA-12330-24344 owned by the Borrowers or such other of the Borrowers’ accounts with the Bank as designated in writing by the Borrowers.

(c)	The Borrowers will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.
4.4 Direct Debit.
(a)	The Borrowers agree that on the Due Date the Bank will debit the Billed Amount from deposit account number CA-12330-24344 owned by the Borrowers or such other of the Borrowers’ accounts with the Bank as designated in writing by the Borrowers (the “Designated Account”).

(b)	The Borrowers may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrowers terminate this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.
4.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

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Standard Loan Agreement		Revised 2/2005

4.6 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.
4.7 Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.
4.8 Taxes. If any payments to the Bank under this Agreement are made from outside the United States, the Borrowers will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrowers (including payments under this paragraph), the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrowers will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.
5. CONDITIONS
Before the Bank is required to extend any credit to the Borrowers under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.
5.1 Authorizations. If any Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by such Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.
5.2 Governing Documents. If required by the Bank, a copy of the Borrowers’ organizational documents.
5.3 Guaranty. Guaranty signed by RC Management Group, LLC.
5.4 Good Standing. Certificates of good standing for each Borrower as applicable from its state of formation and from any other state in which such Borrowers is required to qualify to conduct its business.
5.5 Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.
6. REPRESENTATIONS AND WARRANTIES
When the Borrowers sign this Agreement, and until the Bank is repaid in full, the Borrowers make the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:
6.1 Formation. If any Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.
6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.
6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.
6.4 Good Standing. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.
6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

Ref #: 1000225232 : — RESOURCES CONNECTION INC.	-6-
Standard Loan Agreement		Revised 2/2005

6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrowers’ (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of any Borrower (or any guarantor). If any Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.
6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower which, if lost, would impair such Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.
6.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.
6.9 Permits, Franchises. Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.
6.10 Other Obligations. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.
6.11 Tax Matters. No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.
6.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.
6.13 Insurance. Each Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.
7. COVENANTS
The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:
7.1 Use of Proceeds.
(a)	To use the proceeds of Facility No. 1 only for general corporate purposes, including working capital needs, capital expenditures and letters of credit.
7.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrowers, to require the Borrowers to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.
(a)	Within ninety (90) days of the fiscal year end, the annual financial statements of the Borrowers. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis. The Form 10-K is a satisfactory form for the annual financial statement.

(b)	Within forty-five (45) days of the period’s end, quarterly financial statements of the Borrowers. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis. The Form 10-Q is a satisfactory form for the quarterly financial statement.

(c)	Within ninety (90) days of the end of each fiscal year and within forty five (45) days of the end of each quarter, a compliance certificate of each Borrower signed by an authorized financial officer, and setting forth (i) the information and computations (in sufficient detail) to establish that each Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the

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Standard Loan Agreement		Revised 2/2005

certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrowers are taking and propose to take with respect thereto.
7.3 Unencumbered Liquid Assets. To maintain Unencumbered Liquid Assets having an aggregate market value of not less than Fifty Million and 00/100 Dollars ($50,000,000.00).
“Unencumbered Liquid Assets” means the following assets (excluding assets of any retirement plan) which (i) are not the subject of any lien, pledge, security interest or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset, and (ii) may be converted to cash within five (5) days:
(a)	Cash or cash equivalents held in the United States;

(b)	United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America;

(c)	Commercial paper rated P-1 or A1 by Moody’s or S&P, respectively;

(d)	Medium- and long-term securities rated investment grade by one of the rating agencies described in (c) above;

(e)	Eligible Stocks;

(f)	Mutual funds quoted in The Wall Street journal which invest primarily in the assets described in (a)-(e) above.
“Eligible Stocks” shall include any common or preferred stock which (i) is not subject to statutory or contractual restrictions on sales, (ii) is traded on a U. S. national stock exchange or included in the National Market tier of NASDAQ and (iii) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least Fifteen Dollars ($15).
The Borrower will provide the Bank a Form U-1 Purpose Statement, confirming that none of the proceeds of the loan will be used to buy or carry any margin stock.
7.4 Profitability. To maintain on a consolidated basis for each quarterly accounting period, measured on a rolling four-quarter basis, a positive net income after taxes plus any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), “Share-Based Payment”, which requires certain stock-based compensation to be recorded as expense within the Borrower’s consolidated statement of operations. For the purposes of this covenant, nonrecurring, extraordinary income/expenses and extraordinary gains /losses shall be excluded from the calculation.
7.5 Out of Debt Period. To reduce the amount of advances outstanding under Facility No. 1 to not more than Zero and 00/100 Dollars ($0.00) for a period of at least thirty (30) consecutive days in each Line-Year. “Line-Year” means the period between the date of this Agreement and October 8, 2010, and each subsequent one-year period (if any). For purposes of this paragraph, “Advances” does not include undrawn amounts of outstanding letters of credit.
7.6 Bank as Principal Depository. To maintain the Bank, as a significant depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.
7.7 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank and operating leases), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:
(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e)	Additional debts and capital lease obligations for business purposes which do not exceed a total principal amount

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Standard Loan Agreement		Revised 2/2005

of Five Million and 00/100 Dollars ($5,000,000.00) outstanding at any one time.
7.8 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower now or later owns, except:
(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)	Additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed Five Million and 00/100 Dollars ($5,000,000.00) at any one time.
7.9 Maintenance of Assets.
(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of any Borrower’s business or any Borrower’s assets except (i) in the ordinary course of business, or (ii) to a wholly-owned, direct or indirect subsidiary of Borrowers.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrowers now have.

(e)	To make any repairs, renewals, or replacements to keep the Borrowers’ properties in good working condition.
7.10 Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:
(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit to the Borrowers’ current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)	Extensions of credit that do not exceed an aggregate amount of One Million and 00/100 Dollars ($1,000,000.00) outstanding at any one time.
7.11 Change of Management. To retain executive and management personnel with substantially the same qualifications and experience as the executive and management personnel of the Borrowers in office as of the date of this Agreement.
7.12 Change of Ownership. Not to permit Change of Control.
“Change of Control” means (a) the acquisition by any “person” or “group” (as such terms are used in section 13 (d) and 14 (d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 40% or more of the outstanding capital stock of Borrower on a fully-diluted basis, or (b) the failure of individuals who are members of the board of directors of Borrower on the date of this Agreement (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the date of this Agreement or previously so approved) to constitute a majority of the board of directors of Borrower.
7.13 Additional Negative Covenants. Not to, without the Bank’s written consent:
(a)	Engage in any business activities substantially different from each Borrower’s present business.

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Standard Loan Agreement		Revised 2/2005

(b)	Acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, in excess of Forty Two Million and 00/100 Dollars ($42,000,000.00) in the aggregate. Before making such acquisition, the Borrower must obtain the prior, effective written consent or approval of the board of directors or equivalent governing body of the business being acquired.
7.14 Notices to Bank. To promptly notify the Bank in writing of:
(a)	Any lawsuit over One Million and 00/100 Dollars ($1,000,000.00) against any Borrower or any Obligor.

(b)	Any substantial dispute between any governmental authority and any Borrower or any Obligor.

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)	Any material adverse change in any Borrower’s Obligor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in any Borrower’s or any Obligor’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if such Borrower or any Obligor has more than one place of business.

(f)	Any actual contingent liabilities of any Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate.
For purposes of this Agreement, “Obligor” shall mean any guarantor, or any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.
7.15 Insurance.
(a)	General Business Insurance. To maintain insurance as is usual for the business it is in.
7.16 Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over any Borrower’s business. The Bank shall have no obligation to make any advance to any Borrowers except in compliance with all applicable laws and regulations and any Borrowers shall fully cooperate with the Bank in complying with all such applicable laws and regulations.
7.17 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.
7.18 Books and Records. To maintain adequate books and records.
7.19 Audits. To allow the Bank and its agents to inspect each Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrowers’ properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.
7.20 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.
7.21 Material Subsidiaries. To give the Bank prompt written notice if the Borrower acquires any Material Subsidiary or if any subsidiary becomes a Material Subsidiary. For purposes of this Agreement, a “Material Subsidiary” Means a direct or indirect subsidiary of the Borrower that (1) holds assets with a total book value at least equal to five percent (5%) of the book value of all of the Borrower’s assets on a consolidated basis or (2) has earned revenues at least equal to five percent (5%) of the Borrower’s total revenues on a consolidated basis calculated over the prior four (4) fiscal quarters. If

Ref #: 1000225232 : — RESOURCES CONNECTION INC. Standard Loan Agreement	-10-	Revised 2/2005

(A) a Material Subsidiary is formed under the laws of a state of the United States and is principally located in the United States (a “Domestic Subsidiary”), the Borrower will promptly cause such subsidiary to guarantee the Borrower’s obligations to the Bank under this Agreement, pursuant to documentation in form and substance acceptable to the Bank; or (B) if a Material Subsidiary is not a Domestic Subsidiary, then the Borrower will grant to the Bank, or (if an indirect subsidiary) will promptly cause the shareholder of the subsidiary to grant to the Bank, a security interest in sixty-five percent (65%) of the issued and outstanding capital stock of such subsidiary, pursuant to documentation in form and substance acceptable to the Bank; provided, however, that the Borrower shall not be required to grant to the Bank a security interest in the stock of Resources Connection NL BV.
7.22 Other Subsidiaries. To give the Bank prompt written notice if the Borrower’s subsidiaries, excluding Material Subsidiaries and any other subsidiaries that have guarantied the Borrower’s obligations to the Bank or whose capital stock has been pledged to secure the Borrower’s obligations to the Bank, in accordance with clauses (A) and (B) below, (1) hold assets with a total book value, on a combined basis, at least equal to ten percent (10%) of the book value of the Borrower’s assets on a consolidated basis or (2) have earned, on a combined basis, revenues at least equal to ten percent (10%) of the Borrower’s total revenues on a consolidated basis over the prior four (4) fiscal quarters (the “Asset/Revenue Threshold”). Once the Asset/Revenue Threshold is reached, then, with respect to any subsidiary created or acquired thereafter, if (A) a subsidiary is a Domestic Subsidiary, the Borrower will promptly cause such subsidiary to guarantee the Borrower’s obligations to the Bank under this Agreement, pursuant to documentation in form and substance acceptable to the Bank; or (B) if a subsidiary is not a Domestic Subsidiary, then the Borrower will grant to the Bank, or (if an indirect subsidiary) will promptly cause the shareholder of the subsidiary to grant to the Bank, a security interest in sixty-five percent (65%) of the issued and outstanding capital stock of such subsidiary, pursuant to documentation in form and substance acceptable to the Bank; provided, however, that the Borrower need not comply with clauses (A) or (B) above if, after reaching the Asset/Revenue Threshold, the Borrower causes an existing Domestic Subsidiary (other than a Material Subsidiary) to guaranty the Borrower’s obligations to the Bank in accordance with clause (A) above, such that the amount of assets or revenues described in clauses (1) and (2) above are below the Asset/Revenue Threshold.
8. DEFAULT AND REMEDIES
If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.
8.1 Failure to Pay. The Borrowers fail to make a payment under this Agreement when due.
8.2 Other Bank Agreements. Any default occurs under any other agreement any Borrower (or any Obligor) or any of the Borrowers’ related entities or affiliates has with the Bank or any affiliate of the Bank.
8.3 Cross-default. Any default occurs under any agreement in connection with any credit any Borrower (or any Obligor) or any of the Borrowers’ related entities or affiliates has obtained from anyone else or which any Borrower (or any Obligor) or any of the Borrowers’ related entities or affiliates has guaranteed.
8.4 False Information. Any Borrower or any Obligor has given the Bank false or misleading information or representations.
8.5 Bankruptcy. Any Borrower, any Obligor, or any general partner of any Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Borrower, any Obligor, or any general partner of any Borrower or of any Obligor makes a general assignment for the benefit of creditors.
8.6 Receivers. A receiver or similar official is appointed for a substantial portion of any Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.
8.7 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

Ref #: 1000225232 : — RESOURCES CONNECTION INC. Standard Loan Agreement	-11-	Revised 2/2005

8.8 Judgments. Any judgments or arbitration awards are entered against any Borrower or any Obligor, or any Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Million and 00/100 Dollars ($2,000,000.00) or more in excess of any insurance coverage.
8.9 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in any Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.
8.10 Government Action. Any government authority takes action that the Bank believes materially adversely affects any Borrower’s or any Obligor’s financial condition or ability to repay.
8.11 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.
8.12 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of any Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject any Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of such Borrower:
(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by any Borrower or any ERISA Affiliate.
8.13 Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by any Borrower (or any other party named in the Covenants section) to comply with the financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrowers or the Bank.
9. ENFORCING THIS AGREEMENT; MISCELLANEOUS
9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.
9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.
9.3 Successors and Assigns. This Agreement is binding on the Borrowers’ and the Bank’s successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrowers (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.
9.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.
(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

Ref #: 1000225232 : — RESOURCES CONNECTION INC. Standard Loan Agreement	-12-	Revised 2/2005

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (j) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this agreement must consent to submission of the Claim to arbitration.

(g)	To the extent any Claims are not arbitrated, to the extent permitted by law the Claims shall be resolved in court by a judge without a jury, except any Claims which are brought in California state court shall be determined by judicial reference as described below.

(h)	Any Claim which is not arbitrated and which is brought in California state court will be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638. The referee (or presiding referee of the panel) shall be a retired Judge or Justice. The referee (or panel of referees) shall be selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee shall determine all issues in accordance with existing California law and the California rules of evidence and civil procedure. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644(a) and 645. The parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law.

(i)	This Dispute Resolution Provision does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies. The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration or judicial reference.

(j)	Any arbitration, judicial reference or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver

Ref #: 1000225232 : — RESOURCES CONNECTION INC. Standard Loan Agreement	-13-	Revised 2/2005

is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(k)	By agreeing to binding arbitration or judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim. Furthermore, without intending in any way to limit this Dispute Resolution Provision, to the extent any Claim is not arbitrated or submitted to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION, BY JUDICIAL REFERENCE, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.
9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
9.6 Attorneys’ Fees. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrowers under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.
9.7 Joint and Several Liability. This paragraph shall apply if two or more Borrowers sign this agreement:
(a)	Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise. The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b)	Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c)	Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d)	Each Borrower waives any defense by reason of any other Borrower’s or any other person’s defense, disability, or release from liability. The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)	Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f)	Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

Ref #: 1000225232 : — RESOURCES CONNECTION INC. Standard Loan Agreement	-14-	Revised 2/2005

(g)	The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)	Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower (i) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; (ii) waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

(i)	Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.
9.8 Set-Off.
(a)	In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)	The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)	For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.
9.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:
(a)	represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

(c)	are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrowers and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.
9.10 Indemnification. The Borrowers will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrowers hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes

Ref #: 1000225232 : — RESOURCES CONNECTION INC. Standard Loan Agreement	-15-	Revised 2/2005

but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrowers’ obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrowers, due and payable immediately without demand.
9.11 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrowers, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
9.12 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
9.13 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
9.14 Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.
9.15 Prior Agreement Superseded. This Agreement supersedes the Loan Agreement entered into as of March 26, 2004, between the Bank and the Borrowers, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

Ref #: 1000225232 : — RESOURCES CONNECTION INC. Standard Loan Agreement	-16-	Revised 2/2005

This Agreement is executed as of the date stated at the top of the first page.

Borrower 1:	Bank:

Resources Connection, Inc.	Bank of America, N.A.

By:	By:
Nathan W. Franke, Chief Financial Officer	Authorized Signer

Borrower 2:

Resources Connection LLC

By: Resources Connection, Inc., Sole Member

By:
Nathan W. Franke, Chief Financial Officer

Address where notices to Borrowers are to be sent:	Address where notices to the Bank are to be sent:

17101 Armstrong Ave	Farmington — Attn: Notice Desk
Irvine, CA 92614-5730	CT2-515-BB-03
US	70 Batterson Park Road
Farmington, CT 06032
Telephone: (714) 430-6340
Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.
(1)	USA PATRIOT ACT NOTICE
Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

Ref #: 1000225232 : — RESOURCES CONNECTION INC. Standard Loan Agreement	-17-	Revised 2/2005